Exhibit 99.1
Contacts:
Noel Ryan III
Lambert, Edwards & Associates
616-233-0500/aacc@lambert-edwards.com
Asset Acceptance Capital Corp.
Asset Acceptance Capital Corp. Announces Plan to Return $150 Million to Shareholders
Through Special Cash Dividend and Share Repurchase
•	Plans reflect efficient financial structure and confidence in strong long-term growth.

•	Company plans to commence “Dutch auction” tender offer to repurchase shares.

•	Company plans to repurchase shares from AAC Quad-C Investors LLC (35.7% current ownership), Brad Bradley, CEO and a founder of the Company (12.2% current ownership) and Mark Redman, CFO (2.6% current ownership) at the price paid for shares in the tender offer so that they maintain their ratable ownership interests in the Company.

•	Balance of the $150 million to be paid as a special one-time dividend following completion of the tender offer.

•	Company will announce first quarter earnings on April 26, 2007.
WARREN, MICHIGAN (April 24, 2007) – Asset Acceptance Capital Corp. (Nasdaq: AACC), a leading purchaser and collector of charged-off consumer debt, today announced plans to recapitalize its balance sheet and return $150 million to shareholders. The Company said that subject to final approval from the Board of Directors, it intends to repurchase up to $75 million of its shares through a combination of (1) a “Dutch auction” tender offer that will likely commence in May 2007 and (2) purchases from its largest shareholder, CEO and CFO, who own 50.5% of the Company’s stock in total, following the tender offer so that they maintain their ratable ownership interests in the Company. Subject to final approval from the Board of Directors, the balance of the $150 million return of capital to shareholders will be paid in the form of a special one-time cash dividend.
The plans require the recapitalization of the Company’s balance sheet and include completion of a new credit facility being arranged by J.P. Morgan Securities, Inc.
Brad Bradley, Chairman, President and Chief Executive Officer stated that “We have decided to take advantage of the current attractive debt markets and utilize our unlevered balance sheet to return capital to our shareholders and lower our cost of capital. We are retaining the capital base and flexibility to continue our proven approach of purchasing charged-off consumer receivables and being opportunistic about new revenue sources that are of long-term strategic interest to us.”
The recapitalization plan is expected to be complete by June 30, 2007.
Asset Acceptance Capital Corp. said it will announce specific plans and the expected timing of each event related to the financial strategy beginning in May 2007.
Important Notice Regarding The Tender Offer Mentioned Herein By Reference
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s shares of common stock. Asset Acceptance Capital Corp. has not yet commenced the tender offer described herein. On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the Securities and Exchange Commission, will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of shares of common stock. The solicitation of offers to buy the Company’s common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, shareholders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the Securities and Exchange Commission’s website at www.sec.gov or from the information agent that we select. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.

About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its intended return of capital to shareholders, operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “plans,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, ability to achieve anticipated cost savings from office closings without the disruption of collections associated with these offices, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.